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ADM Further Strengthens Board with New Nominee, Creation of Sustainability and Corporate Responsibility Committee

CHICAGO, March 22, 2019—Archer Daniels Midland Company (NYSE: ADM) today announced two important strategic additions to its Board of Directors.

The Board of Directors has nominated Dr. Lei Zhang Schlitz to stand for election to the board at the company’s upcoming Annual Stockholders’ Meeting on May 1, 2019.

Dr. Schlitz has held a series of senior-level positions for Illinois Tool Works Inc. (ITW), an innovative, diversified Fortune 200 manufacturing company with operations in 55 countries, approximately 48,000 employees, and more than 18,000 current and pending patents. Currently, she serves as executive vice president of ITW’s Food Equipment segment, a $2.2 billion business that designs and manufactures state-of-the-art commercial ovens, dishwashers, refrigerators, food processing equipment, and after-sales services for commercial food service and food retail customers around the globe.

Daniel Shih, who has served as an ADM director since 2012, has informed the board that he will not seek re-election at the annual stockholders’ meeting.

“Lei Schlitz’s tremendous knowledge, experience and leadership at a global manufacturing company will make her a strong addition to our Board,” said Chairman and CEO Juan Luciano. “Lei offers significant expertise in technology innovation, financial discipline, strategy development, and manufacturing excellence — all key elements as we continue to advance our strategy and growth efforts around the globe. On behalf of the board and our entire company, I’d like to thank Daniel for his service to ADM. We are a better company today thanks to his leadership.”

The company also announced the creation of a new Board committee on Sustainability and Corporate Responsibility. The committee, which will be formally launched at the upcoming May 2019 Board meeting and chaired by Board member Suzan Harrison, will set strategic objectives, goals and strategies for the company’s sustainability and corporate citizenship efforts.

“Our extensive social and environmental goals are integral to our overall business goals, and thus deserving of the highest level of guidance and leadership from our Board,” Luciano said. “Our Board’s expertise and commitment to our corporate citizenship values will ensure that they remain prioritized at the center of our strategy.”

About ADM

For more than a century, the people of Archer Daniels Midland Company (NYSE: ADM) have transformed crops into products that serve the vital needs of a growing world. At the end of 2018, we were one of the world’s largest agricultural processors and food ingredient providers, with approximately 32,000 employees serving customers in more than 170 countries. With a global value chain that includes approximately 450 crop procurement locations, 270 food and feed ingredient manufacturing facilities, 46 innovation centers and the world’s premier crop transportation network, we connect the harvest to the home, making products for food, animal feed, industrial and energy uses. Learn more at www.adm.com.

Archer Daniels Midland Company

Media Relations

Jackie Anderson

media@adm.com

312-634-8484